SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G
                                  Rule 13d-102

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)(1)

                            Wireless Facilities, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33385515
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 33385515                    13G                   Page 2 of 21 pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak Investment Partners X, Limited Partnership
    06-1601019
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       6,282,884 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          Not applicable
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             6,282,884 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       Not applicable
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,282,884 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.80%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 3 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak Associates X, LLC
    06-1630661
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          6,282,884 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,282,884 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,282,884 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.80%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO-LLC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 4 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak X Affiliates Fund, Limited Partnership
    06-122220
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       100,816 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          Not applicable
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             100,816 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       Not applicable
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    100,816 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.21%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 5 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak X Affiliates, LLC
    06-1630662
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          100,816 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       100,816 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    100,816 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.21%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO-LLC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 6 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          6,383,700 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.97%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 7 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bandel L. Carano
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       5,582 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          6,383,700 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             5,582 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,394,864 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.98%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 8 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Edward F. Glassmeyer
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          6,383,700 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.97%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 9 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Fredric W. Harman
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          6,383,700 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.97%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 10 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ann H. Lamont
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          6,383,700 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.97%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 11 of 21
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    David B. Walrod
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       Not applicable
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          6,383,700 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             Not applicable
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,383,700 Shares of Common Stock
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.97%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Cusip No. 33385515                    13G                         Page 12 of 21

                                  Schedule 13G
                               Amendment No. 1*
                          Common Stock Par Value $0.001
                               CUSIP No. 33385515

ITEM 1(A) NAME OF ISSUER:

         Wireless Facilities, Inc.

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         9805 Scranton Road, Suite 100
         San Diego, California 92121

ITEM 2(A) NAME OF PERSON FILING:

         Oak Investment Partners X, Limited Partnership
         Oak Associates X, LLC
         Oak X Affiliates Fund, Limited Partnership
         Oak X Affiliates, LLC
         Oak Management Corporation
         Bandel L. Carano
         Edward F. Glassmeyer
         Fredric W. Harman
         Ann H. Lamont
         David B. Walrod

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         c/o Oak Management Corporation
         One Gorham Island
         Westport, Connecticut  06880

ITEM 2(C) CITIZENSHIP:

         Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(D) TITLE OF CLASS OF SECURITIES:

         Common stock, par value $0.001 per share

ITEM 2(E) CUSIP NUMBER: 33385515

ITEM 3   Not applicable

ITEM 4 OWNERSHIP.

         The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 46,948,177 shares outstanding as of November 6, 2001, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, plus shares issuable upon exercise of options to acquire common stock and upon the conversion of Series A preferred stock as described in the following paragraph.

Cusip No. 33385515                    13G                         Page 13 of 21

         Amounts shown as beneficially owned by each of Oak Investment Partners X, Limited Partnership ("Oak Investment X") and Oak Associates X, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable options to purchase 19,684 shares of common stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment X and (ii) the 6,263,200 shares of common stock into which the shares of Series A preferred stock held by Oak Investment X may be converted. Amounts shown as beneficially owned by each of Oak X Affiliates Fund, Limited Partnership ("Oak Affiliates X"), Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable options to purchase 316 shares of common stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak Affiliates X and (ii) the 100,500 shares of common stock into which the shares of Series A preferred stock held by Oak Affiliates X may be converted.

         Amounts shown as beneficially owned by Bandel L. Carano include 5,582 shares of common stock held by Mr. Carano.

         Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10 CERTIFICATIONS.

         Not applicable

Cusip No. 33385515                    13G                         Page 14 of 21

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

         Dated: February 14, 2002

         Entities:

Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation

                                     By:    /s/ Edward F. Glassmeyer
                                            ----------------------------
                                                Edward F. Glassmeyer, as
                                                General Partner or
                                                Managing Member or as
                                                Attorney-in-fact for the
                                                above-listed entities

Individuals:

Bandel L. Carano
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod

                                     By:    /s/ Edward F. Glassmeyer
                                            ----------------------------
                                                Edward F. Glassmeyer,
                                                Individually and as
                                                Attorney-in-fact for the
                                                above-listed individuals

Cusip No. 33385515                    13G                         Page 15 of 21

                                INDEX TO EXHIBITS

                                                                            PAGE
                                                                            ----

EXHIBIT A            Agreement of Reporting Persons                          16


EXHIBIT B            Power of Attorney                                       17